Exhibit 99.1

Liquidia Corporation Announces Preliminary Full-Year 2025 YUTREPIA Net Sales and Corporate Update

•	Estimated YUTREPIA™ net product sales of approximately $90.1 million in the fourth quarter and $148.3 million for full-year 2025

•	Received more than 2,800 unique patient prescriptions since launch in June 2025

•	Generated more than $30 million of positive cash flow during the fourth quarter 2025

MORRISVILLE, N.C., January 9, 2026 – Liquidia Corporation (NASDAQ: LQDA), a biopharmaceutical company driven by science and compassion to revolutionize care for patients with challenging respiratory and vascular diseases, today announced preliminary, unaudited full-year 2025 net product sales of YUTREPIA™ (treprostinil) inhalation powder, as well as updates on the commercial launch and the clinical pipeline. These updates will be discussed during Liquidia’s participation in the 44th Annual J.P. Morgan Healthcare Conference, taking place January 12–14, 2026, in San Francisco. The Company plans to report fully audited financial results for the year ended December 31, 2025, in February 2026.

Dr. Roger Jeffs, Liquidia’s Chief Executive Officer, said: “2025 marked a transformational year for Liquidia, with the successful commercial launch of YUTREPIA across both pulmonary arterial hypertension (PAH) and pulmonary hypertension associated with interstitial lung disease (PH-ILD) patient populations. We are encouraged by the continued momentum in adoption, which reflects strong execution by our team and growing physician confidence in YUTREPIA as a differentiated and increasingly preferred inhaled prostacyclin option.

Looking ahead to 2026, we are excited to build on this foundation by advancing clinical programs to further differentiate YUTREPIA and L606, our extended-release treprostinil formulation, across current and potential future indications, like IPF, PPF, and PH-COPD, where there remains a significant unmet need. We believe YUTREPIA and L606 have the potential to establish a new standard for the use of inhaled prostacyclin as a critical therapeutic modality across these serious and progressive diseases.”

Full-Year 2025 Financial Highlights (preliminary, unaudited)

•	Net product sales from YUTREPIA of approximately $90.1 million in the fourth quarter and $148.3 million for full-year 2025

•	Continued strong demand with 74% quarter-over-quarter growth in net product sales

•	Generated more than $30 million of positive cash flow during the fourth quarter of 2025

•	Cash and cash equivalents of approximately $190.7 million as of December 31, 2025

YUTREPIA Commercial Launch Highlights (as of December 31, 2025)

•	Received more than 2,800 unique patient prescriptions between regulatory approval on May 23, 2025, through December 2025

•	Started treatment for more than 2,200 patients through December 2025

•	Maintained a robust 85% conversion rate from prescription to patient start for prescriptions received through the end of November 2025

•	Increased total number of prescribers to approximately 750 through December 2025

•	Planning to expand the field sales team in 2026 to increase physician coverage in key territories

Pipeline Update

In 2026, Liquidia will continue investing in clinical development to further strengthen the medical evidence supporting YUTREPIA and L606, including:

•	Completing the ASCENT open-label study evaluating 52 weeks of treatment in PH-ILD patients

•	Initiating three (3) open-label, prospective, multicenter studies investigating the tolerability, titratability and exploratory efficacy of YUTREPIA in different patient groups, including:

o	PAH patients with inadequate response to orally delivered Uptravi® and other prostacyclin analogs

o	PH-ILD patients with inadequate response to Tyvaso® and Tyvaso DPI®

o	Idiopathic pulmonary fibrosis (IPF) and progressive pulmonary fibrosis (PPF) patients who are naïve to inhaled treprostinil treatments

•	Supporting an investigator-initiated trial (IIT) evaluating YUTREPIA in combination with Winrevair® to assess the potential to reduce the need for parenteral prostacyclin therapy

•	Initiating a prospective, multicenter, open-label study of YUTREPIA in patients with systemic sclerosis associated Raynaud’s phenomenon

•	Enrolling PH-ILD patients into Re-Spire, the global pivotal Phase III study supporting regulatory approval of L606

Webcast Information

Dr. Roger Jeffs, Chief Executive Officer of Liquidia, will present at the 44th Annual J.P. Morgan Healthcare Conference on Wednesday, January 14, 2026, at 5:15 p.m. PT (8:15 p.m. ET). The webcast will be available on Liquidia's website at https://liquidia.com/investors/events-and-presentations. A rebroadcast of the event will be available and archived for a period of 30 days at the same location.

About YUTREPIA™ (treprostinil) Inhalation Powder

YUTREPIA is an inhaled dry-powder formulation of treprostinil delivered through a convenient, low-effort, palm-sized device. YUTREPIA is indicated for the treatment of pulmonary arterial hypertension (PAH) and pulmonary hypertension associated with interstitial lung disease (PH-ILD) to improve exercise ability. YUTREPIA was designed using Liquidia’s PRINT® technology, which enables the development of drug particles that are precise and uniform in size, shape and composition, and that are engineered for enhanced deposition in the lung following oral inhalation. YUTREPIA was previously referred to as LIQ861 in investigational studies.

About L606 (liposomal treprostinil inhalation suspension)

L606 is an investigational, extended-release formulation of treprostinil administered twice-daily with a next-generation nebulizer. The L606 suspension uses a proprietary liposomal formulation to encapsulate treprostinil which can be released slowly at a controlled rate into the lung, enhancing drug exposure over an extended period of time. L606 is currently being evaluated in an open-label study in the United States for treatment of pulmonary arterial hypertension (PAH) and pulmonary hypertension associated with interstitial lung disease (PH-ILD) and a global pivotal placebo-controlled efficacy study for the treatment of PH-ILD.

About Treprostinil Injection

Treprostinil Injection is the first-to-file, fully substitutable generic treprostinil for parenteral administration. Treprostinil Injection contains the same active ingredient, same strengths, same dosage form and same inactive ingredients as Remodulin® (treprostinil) and is offered to patients and physicians with the same level of service and support, but at a lower price than the branded drug. Liquidia PAH promotes the appropriate use of Treprostinil Injection for the treatment of PAH in the United States in partnership with its commercial partner, Sandoz, who holds the Abbreviated New Drug Application (ANDA) with the FDA.

About Pulmonary Arterial Hypertension (PAH)

Pulmonary arterial hypertension (PAH) is a rare, chronic, progressive disease caused by hardening and narrowing of the pulmonary arteries that can lead to right heart failure and eventually death. Currently, an estimated 45,000 patients are diagnosed and treated in the United States. There is currently no cure for PAH, so the goals of existing treatments are to alleviate symptoms, maintain or improve functional class, delay disease progression and improve quality of life.

About Pulmonary Hypertension Associated with Interstitial Lung Disease (PH-ILD)

Pulmonary hypertension (PH) associated with interstitial lung disease (ILD) includes a diverse collection of up to 150 different pulmonary diseases, including interstitial pulmonary fibrosis, chronic hypersensitivity pneumonitis, connective tissue disease-related ILD, and chronic pulmonary fibrosis with emphysema (CPFE) among others. Any level of PH in ILD patients is associated with poor 3-year survival. A current estimate of PH-ILD prevalence in the United States is greater than 60,000 patients, though actual prevalence in many of these underlying ILD diseases is not yet known due to factors including underdiagnosis and lack of approved treatments until March 2021 when inhaled treprostinil was first approved for this indication.

About Liquidia Corporation

Liquidia Corporation is a biopharmaceutical company driven by science and compassion to revolutionize care for patients with challenging respiratory and vascular diseases through precise, innovative therapies and applications of its proprietary PRINT® Technology. PRINT enabled the creation of Liquidia’s first approved product, YUTREPIA™ (treprostinil) inhalation powder for the treatment of pulmonary arterial hypertension (PAH) and pulmonary hypertension associated with interstitial lung disease (PH-ILD).  The company is also developing L606, an investigational extended-release formulation of treprostinil administered twice-daily with a next-generation nebulizer, and currently markets generic Treprostinil Injection for the treatment of PAH. To learn more about Liquidia, please visit www.liquidia.com.

Tyvaso®, Tyvaso DPI® and Remodulin® are registered trademarks of United Therapeutics Corporation.

Uptravi® is a registered trademark of Actelion Pharmaceuticals Ltd.

Winrevair® is a registered trademark of Merck Sharp & Dohme LLC.

Cautionary Statements Regarding Forward-Looking Statements

This press release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release other than statements of historical facts, including statements regarding our future results of operations and financial position, our strategic and financial initiatives, our business strategy and plans and our objectives for future operations, are forward-looking statements.

The estimated preliminary financial results for the fourth quarter and fiscal year ended December 31, 2025 contained in this press release contain forward-looking statements that are based on information available to the Company as of the date of this release. The Company’s financial closing and review procedures for the fourth quarter and full year 2025 are not yet complete, and actual results may differ from these preliminary estimates as a result of final accounting adjustments, the completion of internal control processes, and other developments that may arise prior to the finalization of the Company’s financial statements. The preliminary financial results included in this release have not been audited or reviewed by the Company’s independent registered public accounting firm and should not be considered a substitute for the Company’s full interim or annual financial statements. Accordingly, undue reliance should not be placed on this preliminary information.

Forward-looking statements, including statements regarding the estimated preliminary financial results referred to above, clinical trials, clinical studies and other clinical work (including the funding therefor, anticipated patient enrollment, safety data, study data, trial outcomes, timing or associated costs), regulatory applications and related submission contents and timelines, the timelines or outcomes related to patent litigation with United Therapeutics in the U.S. District Court for the District of Delaware and U.S. District Court for the Middle District of North Carolina, or other litigation between Liquidia and United Therapeutics or others, including rehearings or appeals of decisions in any such proceedings, the issuance of patents by the USPTO and our ability to execute on our strategic or financial initiatives, our estimates regarding future expenses, capital requirements and needs for additional financing, and potential revenue and profitability of YUTREPIA involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Our ability to maintain YUTREPIA’s approval and to continue commercialization of YUTREPIA remain subject to ongoing litigation in which United Therapeutics is seeking injunctive relief, which could block our ability to continue to sell YUTREPIA for one or both of PAH and PH-ILD. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks discussed in our filings with the SEC, as well as a number of uncertainties and assumptions. Moreover, we operate in a very competitive and rapidly changing environment and our industry has inherent risks. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Nothing in this press release should be regarded as a representation by any person that these goals will be achieved, and we undertake no duty to update our goals or to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Investors:
Jason Adair
Chief Business Officer
919.328.4350
Jason.adair@liquidia.com

Media:
Patrick Wallace
Director, Corporate Communications
919.328.4383
patrick.wallace@liquidia.com